Exhibit 10.27

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

License and Supply Agreement

By and Between

Rani Therapeutics, LLC

and

Celltrion, Inc.

Dated

January 6, 2023

CONFIDENTIAL

License and Supply Agreement

Preamble

This License and Supply Agreement (this “Agreement”), effective as of January 6, 2023 (the “Effective Date”), is by and between Rani Therapeutics, LLC, a California limited liability company having an address at 2051 Ringwood Ave., San Jose, California 95131, USA (“Rani”), and Celltrion, Inc., having an address at 23, Academy-ro, Yeonsu-gu, Incheon, 22014, Republic of Korea (“Celltrion”). Rani and Celltrion are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals

WHEREAS, Celltrion is a biopharmaceutical company that develops, manufactures and commercializes therapeutics, and is developing or has developed a biosimilar of ustekinumab;

WHEREAS, Rani is a biopharmaceutical company that develops, manufactures and commercializes therapeutics using its oral delivery technology;

WHEREAS, Rani desires to develop and commercialize Celltrion’s ustekinumab biosimilar using its oral delivery technology, and Celltrion is willing to enable Rani to do so, on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereto agree as follows:

1.
Definitions
1.1.
“Affiliate” means, with respect to a Party, any Person which controls, is controlled by or is under common control with such Party. For purposes of this definition only, “control” means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Person, whether by the ownership of 50% or more (or if less than 50%, the maximum ownership interest permitted by applicable Law) of the securities entitled to be voted generally or in the election of directors of such Person, or by contract or otherwise. For the avoidance of doubt, specifically with regards to Section 6.5 (Commercial Supply) of this Agreement, [*] shall be considered an Affiliate of Celltrion as it relates [*].
1.2.
“Agreement” has the meaning set forth in the Preamble.
1.3.
“Alliance Managers” has the meaning set forth in Section 3.7 (Alliance Managers).
1.4.
“Alternate Supply” has the meaning set forth in Section 6.9 (Supply Continuity).
1.5.
“Business Day” means a day that is not a Saturday, a Sunday or a day on which banking institutions in New York, New York, USA, or Seoul, South Korea, are authorized by applicable Law to remain closed.
1.6.
“Celltrion” has the meaning set forth in the Preamble.
1.7.
“Celltrion Indemnitees” has the meaning set forth in Section 12.1.1 (Rani Indemnity).
1.8.
“cGMP” or “current Good Manufacturing Practices” means current Good Manufacturing Practices as defined in the United States Code of Federal Regulations.
1.9.
“Claims” has the meaning set forth in Section 12.1.1 (Rani Indemnity).
1.10.
“Commercial Supply Agreement” has the meaning set forth in Section 6.5 (Commercial Supply).
1.11.
“Confidential Information” has the meaning set forth in Section 11.1 (Confidentiality; Exceptions).

CONFIDENTIAL	Page 1

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

1.12.
“Contract Interest Rate” means [*]
1.13.
“Control” means, with respect to any Information or intellectual property, that the applicable Party or any of its Affiliates owns or has a license to such Information or intellectual property and has the ability to grant to the other Party access to and a license or sublicense (as applicable) under such Information or intellectual property as set forth herein without violating the terms of any agreement with any Third Party as of the time such Party would first be required hereunder to grant such access and license or sublicense.
1.14.
“Dollars” or “$” means U.S. Dollars.
1.15.
“Drug” means the ustekinumab biosimilar being developed by Celltrion which is in, or has completed, a Phase 3 Trial as of the Effective Date, and which is referred to as CT-P43.
1.16.
“Drug Product” or “DP” means the Drug supplied to Rani by Celltrion in [*] (or such other form or presentation as the Parties may mutually agree).
1.17.
"Drug Substance” or “DS” means the active pharmaceutical ingredient and excipients used in the manufacture of the Drug, supplied to Rani by Celltrion in liquid form in at least [*] (or such other form or presentation as the Parties may mutually agree).
1.18.
“FDA” means the U.S. Food and Drug Administration, and any successor agency thereto.
1.19.
“Force Majeure” has the meaning set forth in Section 14.7 (Force Majeure).
1.20.
“FTE” means the equivalent of the work of one employee full time for the applicable period of time and employee grade level provided in the FTE Rate Schedule attached hereto as Appendix C.
1.21.
“FTE Rate” means the hourly rate for FTE time, increasing on January 1 each year by [*] of the then-current FTE Rate, beginning on January 1, 2024. The FTE Rate is an hourly rate as set forth in the FTE Rate Schedule attached to this Agreement as Appendix C. Overtime, and work on weekends, holidays and the like will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours or rate used to calculate the FTE contribution.
1.22.
“Governmental Authority” means any government administrative agency, commission or other governmental authority, body or instrumentality, or any federal, state, local, domestic or foreign governmental regulatory body.
1.23.
“IND” means, with respect to the United States, an Investigational New Drug Application as defined in applicable regulations promulgated by the FDA and filed with the FDA for human clinical testing of a drug or, with respect any jurisdiction other than the United States, an equivalent filing thereof.
1.24.
“Indemnified Party” has the meaning set forth in Section 12.2 (Claim for Indemnification).
1.25.
“Indemnifying Party” has the meaning set forth in Section 12.2 (Claim for Indemnification).
1.26.
“Information” means all tangible and intangible techniques, information, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, conclusions, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms. “Information” excludes tangible materials, including biological compounds, chemical compounds and reagents.
1.27.
“Initial Supply” has the meaning set forth in Section 6.2 (Initial Supply).
1.28.
“Initiation” of a clinical trial or to “Initiate” a clinical trial means the first dosing of a human subject with Product in such trial.
1.29.
“Joint Steering Committee” or “JSC” has the meaning set forth in Section 2.1 (Joint Steering Committee).

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Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

1.30.
“Law” means, individually and collectively, any and all laws, ordinances, rules, directives, administrative circulars and regulations of any kind whatsoever of any Governmental Authority within the applicable jurisdiction.
1.31.
“Licensed Information” means all Information in Celltrion’s Control, as of the Effective Date or thereafter during the Term, including without limitation information in the investigational brochure for Drug, information in Regulatory Filings, information related to Drug manufacturing or the Chemistry, Manufacturing and Controls section (or the equivalent) of Regulatory Filings, safety and pharmacovigilance data and other information, related to Drug and reasonably necessary for the manufacture, development and/or commercialization of Product, including without limitation the preparation of Regulatory Filings and seeking to obtain Regulatory Approvals for Product.
1.32.
“Licensed IP” means all Licensed Patents, Licensed Know-How and other intellectual property in Celltrion’s Control, as of the Effective Date or thereafter during the Term, (i) relating to Drug, including without limitation methods of use thereof, or (ii) that is necessary or useful for the development (including regulatory activities), manufacture and/or commercialization of Product in the Territory.
1.33.
“Licensed Know-How” means Information in Celltrion’s Control, as of the Effective Date or thereafter during the Term, that is necessary or useful for the development (including regulatory activities), manufacture and/or commercialization of Product in the Territory. Licensed Know-How will include Licensed Information.
1.34.
“Licensed Patents” means all Patents in Celltrion’s Control, as of the Effective Date or thereafter during the Term, that (i) would (absent the licenses granted herein) be infringed by the use, sale, offer for sale, importation or other exploitation of Product in the Territory or (ii) would be necessary or useful for the development (including regulatory activities), manufacture and/or commercialization of Product in the Territory. For purposes of determining whether a patent application falls within clause (i) of this definition, a patent application shall be considered “infringed” if its pending claims would be infringed if issued as then currently set forth in the patent application.
1.35.
“Losses” has the meaning set forth in Section 12.1.1 (Rani Indemnity).
1.36.
“Notice” has the meaning set forth in Section 6.4.4 (Non-Conforming DP/DS).
1.37.
“Order” has the meaning set forth in Section 6.3.2 (Orders).
1.38.
“Party” or “Parties” has the meaning set forth in the Preamble.
1.39.
“Patent” means any of the following, whether existing now or in the future, anywhere in the world: (i) any patents and patent applications (including provisional applications); (ii) any patent applications filed either from such patents or patent applications (including provisional applications) or from an application claiming priority from either of these, including continuations, continuations-in-part, divisionals, converted provisionals, continued prosecution applications, and substitute applications; (iii) any patents issued based on or claiming priority to any such patent applications in (i) and (ii); (iv) any and all extensions or restorations by existing or future extension or restoration mechanisms, including adjustments, revalidations, renewals, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications in (i), (ii) and (iii); and (v) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patents of addition to any of such foregoing patents or patent applications.
1.40.
“Person” means an individual, corporation, partnership, limited liability company, limited partnership, trust, business trust, association, joint stock company, joint venture, pool, syndicate, “group” as defined in Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity not specifically listed herein.
1.41.
“Phase 1 Data” has the meaning set forth in Section 5.1 (Right of First Negotiation).

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Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

1.42.
“Phase 1 Trial” means, with respect to the United States, any human clinical trial, the principal purpose of which is preliminary determination of safety in healthy individuals or patients as required under 21 C.F.R. §312.21(a), or, with respect to a jurisdiction other than the United States, an equivalent clinical study.
1.43.
“Phase 2 Trial” means a human clinical trial on sufficient numbers of patients that is designed to establish the safety and preliminary efficacy of a drug for its intended use, and that satisfies the requirements of 21 CFR 312.21(b) (or its successor regulation), or, with respect to a jurisdiction other than the United States, an equivalent clinical study.
1.44.
“Phase 3 Trial” means a human clinical trial of sufficient numbers of patients that, if the defined end-points are met, is intended to be a pivotal trial for obtaining Regulatory Approval or otherwise intended to supplement existing data on the drug and thereby establish that a drug is sufficiently safe and efficacious for its intended use for the purposes of obtaining Regulatory Approval, and that satisfies the requirements of 21 CFR 312.21(c), or, with respect to a jurisdiction other than the United States, an equivalent clinical study.
1.45.
“Prior Agreement” has the meaning set forth in Section 9.4 (Prior Agreement).
1.46.
“Product” means an orally-administered therapeutic product using Rani Oral Delivery Technology and containing ustekinumab as the sole therapeutic agent.
1.47.
“Program Data” has the meaning set forth in Section 8.5 (Program Data).
1.48.
“Program Inventions” means inventions generated in performance of this Agreement for the manufacture, development and commercialization of Product.
1.49.
“Quality Agreement” means a Quality Agreement entered into between the Parties related to the manufacture and supply of Drug Product and/or Drug Substance, as contemplated by Section 6.6 (Quality Agreement).
1.50.
“Rani” has the meaning set forth in the Preamble.
1.51.
“Rani Indemnitees” has the meaning set forth in Section 12.1.2 (Celltrion Indemnity).
1.52.
“Rani Oral Delivery Technology” means oral delivery technology Controlled by Rani or its Affiliates, including the RaniPillTM capsule devices for the oral delivery of therapeutic molecules, microtablet formulation technology, and any improvements thereto.
1.53.
“Rani Territory” means the entire world other than the ROFN Territory.
1.54.
“Regulatory Approval” means, with respect to a given therapeutic product, the product-specific approvals, licenses, permits, certifications, registrations or authorizations from Governmental Authorities necessary under applicable Law for the commercial distribution, manufacture, marketing and sale of such product in a country or some or all of an extra-national territory.
1.55.
“Regulatory Filing” means a filing with any Governmental Authority with respect to the development, manufacture, marketing, commercialization or reimbursement of a therapeutic product.
1.56.
“ROFN” means the right of first negotiation as set forth in Section 5.1 (Right of First Negotiation).
1.57.
“ROFN Exercise Date” means the date on which Celltrion has delivered to Rani a ROFN Exercise Notice in accordance with Section 5.1 (Right of First Negotiation).
1.58.
“ROFN Exercise Notice” has the meaning set forth in Section 5.1 (Right of First Negotiation).
1.59.
“ROFN Exercise Period” has the meaning set forth in Section 5.1 (Right of First Negotiation) and, subject to Section 5.5 (End of ROFN), will expire upon the earlier of (i) the end of thirty (30) days after receipt by Celltrion of the Phase 1 Data, (ii) the ROFN Exercise Date and (iii) the date this Agreement is terminated.
1.60.
“ROFN Negotiation Period” has the meaning set forth in Section 5.3 (Negotiation Period) and, subject to Section 5.5 (End of ROFN), will expire upon the earlier of (i) the end of ninety (90) days after the ROFN

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Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

Exercise Date, (ii) the date the Parties enter into a definitive agreement under Section 5.4 (Definitive Agreement) and (iii) the date this Agreement is terminated.
1.61.
“ROFN Territory” has the meaning set forth in Section 5.1 (Right of First Negotiation).
1.62.
“Specifications” means the product specifications and the manufacturing process approved by the FDA or, if prior to such approval, as set forth in Celltrion’s latest regulatory filings with the FDA.
1.63.
“Stage 1 Supply” means supply of Drug Product for use in preclinical testing and/or Phase 1 Trials.
1.64.
“Stage 2 Supply” means supply of Drug Substance for use in, or to support, Phase 2 Trials, Phase 3 Trials and/or late-stage pre-approval activities to support Regulatory Approval of Product.
1.65.
“Stage 3 Supply” means supply of Drug Substance for use in commercial Product after receipt of Regulatory Approval therefor.
1.66.
“Taxes” means any tax, excise or duty, other than taxes upon income.
1.67.
“Term” means the period beginning on the Effective Date and ending upon the termination of this Agreement pursuant to Article 13 (Term and Termination).
1.68.
“Territory” means the entire world, which is divided into the ROFN Territory and the Rani Territory as set forth in Sections 5.1 and 5.3, respectively.
1.69.
“Third Party” means any entity other than a Party or an Affiliate of a Party.
1.70.
“United States” or “US” means the United States of America, including its territories and possessions (including the District of Columbia and Puerto Rico).
2.
Governance
2.1.
Joint Steering Committee. Promptly but not later than sixty (60) days following the Effective Date, the Parties will establish a joint steering committee (the “Joint Steering Committee” or “JSC”) consisting of an equal number of representatives from each Party, in order to (i) facilitate information-sharing regarding the conduct and progress of activities by each Party under the Agreement or Quality Agreement and (ii) resolution of matters that may arise regarding the execution of the Parties’ rights and responsibilities under this Agreement or the Quality Agreement. The JSC will consist of the Alliance Managers and such other employees of the Parties as mutually agreed. The JSC will meet quarterly, or such other frequency as may be mutually agreed by the Parties. The JSC will have no authority to amend, modify or waive compliance with this Agreement or to create new obligations for a Party not specified in this Agreement.
2.2.
Alliance Managers. Promptly but not later than sixty (60) days following the Effective Date, each Party will appoint one or more representatives to act as its respective alliance manager(s) (each, an “Alliance Manager”). Each Party may replace its respective Alliance Manager(s) at any time upon written notice to the other in accordance with this Agreement. Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager. The Alliance Managers will facilitate interactions between the Parties and will serve as a designated point of contact for communication, raising issues or disputes, and planning and coordinating Party interactions, such as JSC meetings.
3.
Grant of License
3.1.
License to Rani. Celltrion hereby grants to Rani, during the Term, effective as of the Effective Date, an exclusive (even as to Celltrion and its Affiliates), worldwide, royalty-free license under Licensed IP solely (a) to make, have made, use, sell, offer for sale, import and otherwise exploit Product, and (b) to reference and use Licensed Information to support the manufacture, development and commercialization of Product, including use in Regulatory Filings for Product. Rani shall require Celltrion’s prior written consent to

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Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

sublicense the rights granted in this Section 3.1 (License to Rani) to Third Parties prior to the end of the ROFN Exercise Period or, if the ROFN is validly exercised, prior to the end of the ROFN Negotiation Period; except that Rani may sublicense through multiple tiers without consent (i) to subcontractors or vendors to perform work for Rani’s development of the Product, and (ii) after the end of the ROFN Exercise Period or, if the ROFN is validly exercised, after the end of the ROFN Negotiation Period, to Third Parties.
3.2.
Licensed Information. Upon request of Rani, Celltrion will promptly cooperate to provide to Rani all Licensed Information reasonably requested and will provide Rani with letters of authorization (i.e., a right of reference) to any requested Regulatory Filings or Regulatory Approvals related to Drug (e.g., IND, biologics license application or new drug application) that are reasonably necessary for Rani’s development, manufacture or commercialization of Product.
3.3.
Retained Rights and Limitations. No rights to either Party’s Patents or other proprietary rights are granted pursuant to this Agreement except as expressly set forth herein, and all other rights are reserved. For the avoidance of doubt, the license granted in Section 3.1 (License to Rani) does not restrict Celltrion from supplying and commercializing Drug for any product that is not Product.
4.
Roles and Responsibilities
4.1.
Development, Manufacture and Commercialization of Product. Rani has sole right to manufacture, develop and commercialize Product (excluding DP and/or DS on its own) worldwide, subject to the ROFN and Celltrion’s rights and responsibilities that may result from exercise thereof. Subject to the ROFN, Rani has the right to partner or sublicense its rights hereunder to Third Parties or to engage Third-Party contractors to perform its responsibilities, including without limitation contract research organizations, contract manufacturing organizations and contract sales organizations.
4.2.
Supply of DP. Celltrion will supply DP and/or DS for Product as set forth in Article 6 (Manufacture and Supply).
4.3.
Regulatory Matters.
4.3.1.
Regulatory Responsibilities. Rani will be responsible for all regulatory activities related to Product, including preparing, submitting and maintaining all Regulatory Filings and Regulatory Approvals for Product and interacting with Governmental Authorities with respect to Product (“Regulatory Activities”). Upon reasonable request of Rani, Celltrion will provide to Rani Licensed Information in support of the Regulatory Activities, and cooperation reasonably requested by Rani in responding to Governmental Authorities regarding matters related to or involving Drug, or DP and/or DS, including without limitation responding to regulatory questions, and facilitating regulatory inspections as set forth in Section 4.3.3 (Inspections).

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Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

4.3.2.
Regulatory Meetings. Rani will be responsible for meetings and communications with Governmental Authorities with respect to Product. Celltrion will not contact or interact with Governmental Authorities with respect to Product unless requested by a Governmental Authority or Rani. If Celltrion is contacted by a Governmental Authority with respect to Product, Celltrion will promptly notify Rani thereof and coordinate with Rani with respect to any response. Rani will have the right to participate in and/or attend scheduled meetings between Celltrion and the applicable Governmental Authority with respect to Product, to the extent not prohibited by such Governmental Authority. Celltrion will inform Rani of any unscheduled teleconferences and meetings with Governmental Authorities with respect to the Product reasonably promptly after they occur.
4.3.3.
Inspections. Each Party will promptly notify the other Party if it receives notice from a Governmental Authority that it requests or requires to conduct an inspection of Celltrion’s manufacturing facilities or a review of Celltrion’s batch records or other records with respect to Drug Product and/or Drug Substance in connection with Product. In such event, Celltrion agrees to reasonably cooperate with Rani and to allow such Governmental Authority to inspect such manufacturing facilities and/or review such records to the extent reasonably requested or required. The Parties will keep each other informed as to the date(s) and other relevant information related to such inspection. [*] For clarity, this provision relates solely to inspections specifically related to Product, and not general inspections by Governmental Authorities.
4.4.
Safety Reporting. Both Parties will reasonably cooperate with each other regarding pharmacovigilance matters to the extent reasonably required to enable the other Party to comply with applicable Law. From and after the Effective Date, Rani will be responsible for reporting to the relevant Governmental Authorities all adverse events with respect to the Product, to the extent required by and in accordance with Law; and Celltrion will be responsible for reporting to the relevant Governmental Authorities all adverse events with respect to Drug, to the extent required by and in accordance with Law.
4.5.
Cooperation Generally. The Parties will provide each other with any cooperation reasonably requested by the other to carry out the purpose and intent of this Agreement, including without limitation with respect to development, manufacturing, and regulatory matters related to Product.
5.
Right of First Negotiation
5.1.
Right of First Negotiation. Rani grants to Celltrion an exclusive right of first negotiation (“ROFN”) for the clinical development and commercialization of Product worldwide. Following completion of the first Phase 1 Trial of Product that meets its primary endpoint(s), Rani will provide to Celltrion a data package consisting of topline safety information, pharmacokinetic results and device performance, and the raw data (e.g., excel, SAS file, etc.) related to topline results, from such Phase 1 Trial (the “Phase 1 Data”). Celltrion will have thirty (30) days from delivery of the Phase 1 Data (the “ROFN Exercise Period”) to exercise its ROFN by giving Rani written notice thereof (a “ROFN Exercise Notice”), which will specify the country(ies) with respect to which the ROFN is being exercised (the “ROFN Territory”). Prior to and during the ROFN Exercise Period and, if the ROFN is validly exercised, during the ROFN Negotiation Period, Rani will not negotiate with Third Parties with respect to a license to commercialize Product and will not provide to Third Parties confidential information about Product for such purpose.
5.2.
Exercise of ROFN. During the ROFN Exercise Period, Rani will use best reasonable efforts to promptly provide to Celltrion any additional information regarding the Product, the Rani Oral Delivery Technology, and/or the Phase 1 Trial of the Product, which is reasonably requested by Celltrion and relevant to a decision whether to exercise the ROFN; provided that, Rani will not have any obligation to provide information not related or specific to Product development and commercialization, or to perform any additional studies or analysis in order to generate such information.
5.3.
Negotiation Period. If Celltrion delivers to Rani a ROFN Exercise Notice within the ROFN Exercise Period, then Celltrion will have an exclusive period of ninety (90) days from delivery of the ROFN Exercise Notice

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Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

(the “ROFN Negotiation Period”) to negotiate in good faith a definitive agreement with Rani for rights to clinically develop and commercialize Product in the ROFN Territory. Such definitive agreement would include (but not necessarily limited to) (a) supply terms for Rani to exclusively supply Product (in finished form) for Celltrion to conduct clinical development and commercialization of Product in the ROFN Territory (including without limitation forecast and order procedures, shipment and delivery, stability testing, lot size and provisions for continuity of future supply), (b) establishment of a joint committee to oversee development plans for the ROFN Territory, to ensure consistency and coordination of clinical trials across the Rani Territory and the ROFN Territory, and (c) grant of rights and license by Rani to Celltrion (and/or its Affiliate) to clinically develop and commercialize Product for exclusive commercialization in the ROFN Territory. Rani will have the right to continue to advance development of Product during the ROFN Exercise Period and ROFN Negotiation Period. Rani will have no obligation to enter into a definitive agreement without a Commercial Supply Agreement being agreed at the same time.
5.4.
Definitive Agreement. If the Parties enter into a definitive agreement for the clinical development and exclusive commercialization of Product in the ROFN Territory following exercise of the ROFN, such agreement will set forth the respective roles and responsibilities of the Parties for such arrangement. Rani would continue to have final decision-making authority over development and commercialization of Product in the Rani Territory; however, global development plans for Product (including studies that impact countries in both the Rani Territory and ROFN Territory) would be discussed and decided through a joint committee. It is also expected that Celltrion would be solely responsible to conduct, and bear the costs of, all clinical development and commercialization of Product for the ROFN Territory, including seeking and obtaining regulatory approvals, and Rani would provide cooperation reasonably requested therefor, including responding to Governmental Authorities regarding matters related to or involving Rani’s Oral Delivery Technology or the manufacture, development or commercialization of Product outside the ROFN Territory. It is expected that any definitive agreement for the clinical development and commercialization of Product in the ROFN Territory would include an upfront payment, milestones and royalties to Rani in exchange for such rights.
5.5.
End of ROFN. In the event Celltrion does not deliver a ROFN Exercise Notice within the ROFN Exercise Period, or Celltrion notifies Rani that it does not intend to exercise the ROFN or, after timely exercising the ROFN, notifies Rani that Celltrion withdraws its exercise of the ROFN, or the Parties fail to enter into a definitive agreement for the development and commercialization of Product in the ROFN Territory within the ROFN Negotiation Period, then the ROFN will terminate and Rani will have no further obligations under this Agreement related to a ROFN or the negotiation of rights related to Product. Neither the exercise nor the termination of the ROFN will affect the Parties’ other rights and obligations under this Agreement or any other then-existing definitive agreement(s), including without limitation any existing obligations with respect to the supply of DP and/or DS by Celltrion.
6.
Manufacture and Supply
6.1.
Supply. Rani will obtain supply of Drug Product and/or Drug Substance exclusively from Celltrion (or its Affiliate) for the clinical development and commercialization of Product, subject to the other provisions of this Agreement including without limitation Section 6.9 (Supply Continuity). Rani will use Drug Product and/or Drug Substance solely for the manufacture, development and commercialization of Product, as permitted under this Agreement. For clarity, unless otherwise agreed by the Parties, Stage 2 Supply will be in the form of Drug Product and Stage 2 Supply and Stage 3 Supply will be in the form of Drug Substance.
6.2.
Initial Supply. As promptly as practicable, but in any event within [*] days after the Effective Date, Celltrion will deliver to Rani the amount of initial supply set forth on Appendix B: Supply Price Schedule (the “Initial Supply”). If needed, Rani may order additional quantities of Stage 1 Supply by placing Orders therefor with Celltrion as set forth in Section 6.3.2 below (Orders).

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Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

6.3.
Additional Clinical Supply.
6.3.1.
Forecasts. Unless otherwise mutually agreed by the Parties, Rani will provide to Celltrion on or before [*] of each calendar year a written, nonbinding forecast of its clinical requirements for Drug Product and/or Drug Substance for the subsequent calendar year. During each calendar year, Rani will promptly notify Celltrion in the event there is a material change to Rani’s forecast of clinical requirements for Drug Product and/or Drug Substance. Upon receipt of each forecast or changed forecast, Celltrion will promptly notify Rani in the event Celltrion foresees any difficulty supplying Rani the forecasted amount of DP and/or DS for the applicable calendar year.
6.3.2.
Orders. For clinical supply of Drug Product and/or Drug Substance beyond the Initial Supply, Rani will place orders for Drug Product and/or Drug Substance with Celltrion by providing binding written purchase orders of its requirements of Drug Product and/or Drug Substance at least [*] days in advance (“Orders”), unless otherwise mutually agreed by the Parties. Each Order will specify the quantity of Drug Product and/or Drug Substance and the proposed delivery date. The minimum order quantity for Drug Substance shall be [*]. Celltrion will use commercially reasonable efforts to supply Drug Product and/or Drug Substance to Rani in accordance with each Order. If Celltrion reasonably believes that it will not be able to meet an Order as provided, it will promptly notify Rani in writing within [*] days of receiving such Order. In such event, the Parties will discuss in good faith how best to meet Rani’s requirements of Drug Product and/or Drug Substance set forth in the Order.
6.4.
Manufacturing and Delivery.
6.4.1.
Specifications. Drug Product and/or Drug Substance supplied by Celltrion hereunder will be manufactured in accordance with cGMP, the Quality Agreement, the Specifications and applicable Law. Celltrion will be responsible for keeping its manufacturing facility and manufacturing processes for Drug Product and/or Drug Substance in compliance with cGMP, and applicable Law and regulatory requirements. Unless otherwise mutually agreed, Celltrion will deliver Drug Product and/or Drug Substance in liquid form in containers that are in accordance with Celltrion’s specifications.
6.4.2.
Delivery. Celltrion will deliver Drug Product and/or Drug Substance to Rani FCA (port/airport terminal) (Incoterms 2020). Notwithstanding such Incoterms, Celltrion will be responsible for handling customs clearance with respect to DP and/or DS. Celltrion will be responsible for the manufacturer’s release of Drug Product and/or Drug Substance. Celltrion will provide to Rani upon release of each lot of Drug Product and/or Drug Substance complete and accurate certificates of analysis, certificates of compliance, executed batch records, and deviations and related documentation (the “Disposition Package”). As Rani may request from time to time, Celltrion will make analytical methods used for testing and release of Drug Product and/or Drug Substance and test results, and such other documentation reasonably requested, available for Rani’s inspection, which records will be complete and accurate.
6.4.3.
Minimum Shelf Life. Upon delivery hereunder, Drug Product and/or Drug Substance supplied by Celltrion will have a minimum residual shelf life of not less than [*] of its approved shelf life (and, in any event, no less than [*] months of minimum residual shelf life), prior to any re-testing that may be available to extend the retest date. Upon reasonable request by Rani and mutual agreement by Celltrion, which will not be unreasonably withheld, Celltrion will perform retesting of DP and/or DS and provide retest results and an updated certificate of analysis to Rani.

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Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

6.4.4.
Non-Conforming DP/DS. In the event that any DP and/or DS released by Celltrion and delivered hereunder fails to conform with the Specifications at the time such DP and/or DS is delivered to Rani, Rani may reject the same by giving written notice thereof to Celltrion (a “Notice”), within [*] days after receipt of the DP and/or DS at Rani’s facility, and for latent defects, within [*] days after discovery of such latent defect, which Notice will specify the manner in which the DP and/or DS fails to conform to the Specifications. If Rani reasonably suspects that any DP and/or DS hereunder fails to conform to the Specifications, Rani may provide Notice to Celltrion, during the time periods described above, and the period for Rani to accept or reject such DP and/or DS will be extended by the period reasonably required to complete an inspection of such DP and/or DS and subsequent investigation, if any; provided that, Rani will target conclusion of any such inspection and investigation within [*] days of commencement of such inspection. If Celltrion disagrees with Rani’s conclusion with respect to the non-conformance of such DP and/or DS, Celltrion will have the right to request that Rani submit its investigation report to an independent Third-Party expert mutually agreed upon by the Parties for review. Such independent Third-Party expert will review and make a determination as to non-conformance, and such expert’s report will be shared with both Parties and its conclusion will determine conformance or non-conformance with the Specifications. The cost of such expert review will be borne by the Party whose position was contrary to the expert’s determination (i.e., Rani if the expert determines the DP and/or DS conformed to Specifications at the time of delivery, or Celltrion if the expert determines the DP and/or DS did not so conform at the time of delivery).
6.4.5.
Changes to Manufacturing. If changes to the Specifications of DP and/or DS are required, Celltrion will provide prior notification to Rani. Following the change of control process, where required, necessary regulatory applications may be submitted to regulatory authorities. All other updates, including regulatory authorities’ approval, will be implemented in accordance with change of control process, and be notified to Rani. Any reasonable and documented additional costs incurred by Rani as a result of any changes to the Specifications of the DP and/or DS shall be borne by Celltrion. Celltrion will notify Rani in writing of any changes in or to the Specifications, Celltrion’s manufacturing facilities or procedures, vendors, raw materials or capital equipment that will or may require Rani to amend its Regulatory Filings related to Product or otherwise as reasonably necessary to enable Rani to fulfill its regulatory obligations with respect to Product.
6.5.
Commercial Supply. Promptly following the Effective Date, Celltrion will use its reasonable efforts to facilitate discussions among Celltrion, Rani and [*] with respect to a commercial supply agreement for Stage 3 Supply of Drug Substance (“Commercial Supply Agreement”) and a corresponding quality agreement. Celltrion and Rani will cooperate in good faith with an aim toward working out with [*] basic commercial supply terms within [*] after the Effective Date. It is acknowledged and understood that Rani may choose to stop or pause its preclinical and/or clinical activities with respect to Product at any time if it believes the parties are not making sufficient progress toward agreeing upon commercial supply terms and/or executing a commercial supply agreement.
6.6.
Quality Agreement. Within thirty (30) days after the Effective Date, the Parties will enter into a quality agreement governing the quality and specifications of clinical Drug Product and/or Drug Substance to be supplied hereunder. Such quality agreement is documented in writing, and will be regularly updated as needed by mutual written agreement of the Parties.
6.7.
Rani Inspections. Subject to the terms and conditions of this Agreement, Rani may visit and inspect, no more than [*], at its own expense, Celltrion’s (a) manufacturing facilities for Drug Product and/or Drug Substance, (b) quality control and analytical laboratories for the testing of Drug Product and/or Drug Substance, and (c) documents and records relating to (a) and (b) above or as otherwise reasonably requested, in each case to the extent such facilities or records relate to the Drug Product and/or Drug Substance supplied to Rani pursuant to this Agreement. In case of a significant quality issue that affects the Drug Product and/or Drug Substance, the Parties may discuss to allow a for cause audit. Rani’s inspections will be limited in scope to what is reasonably necessary to confirm that Celltrion complies, or has complied, with cGMP, this Agreement and

CONFIDENTIAL	Page 10

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

the Quality Agreement in manufacturing the Drug Product and/or Drug Substance. Rani will coordinate all inspections with Celltrion and provide Celltrion with no less than [*] days prior written notice of any proposed routine inspection. The Parties will agree on timing for any for cause audits, based on the exigency of the matter at issue. In addition, Celltrion will reasonably consider any specific requests from Rani for quality-related documentation outside of an in-person inspection. Inspections will be conducted in accordance with Celltrion’s reasonable procedures during normal hours of operation. Any information obtained by Rani in the course of such inspections will be treated as Celltrion Confidential Information. [*]
6.8.
Shortage Allocation. In the event of a shortage of Drug Product and/or Drug Substance such that Celltrion reasonably believes that it will not be able to supply Rani’s requirements, Celltrion will promptly provide written notice to Rani thereof. If Celltrion actually cannot supply (a) Rani’s Orders in full in accordance with the Agreement and (b) Celltrion’s requirements for Drug Product and/or Drug Substance (including its obligations to licensees or distributors of Celltrion), then Celltrion will reasonably allocate Drug Product and/or Drug Substance such that each of Rani and Celltrion (together with its licensees or distributors) will suffer a pro rata shortage, determined by reference to the Drug Product and/or Drug Substance requirements of Rani as forecast by Rani and the requirements of Celltrion (together with its licensees and distributors) forecast by Celltrion.
6.9.
Supply Continuity. In case Celltrion is unable to, or reasonably believes that it will not be able to, supply Rani’s requirements of Drug Product and/or Drug Substance under this Agreement, Celltrion will promptly notify Rani of any actual or potential disruption to its ability to supply Drug Product and/or Drug Substance to Rani in full in accordance with the terms of this Agreement (a “Supply Disruption”). In such event, the Parties will promptly meet to discuss such situation and to seek a mutually agreeable mitigation or resolution to the Supply Disruption (which could include, without limitation, build-up of inventory, or other solutions). During any Supply Disruption, Rani, subject to [*] days’ prior written notice to Celltrion, will have the right to obtain supply of Drug Product and/or Drug Substance or other ustekinumab biosimilar for use in Product from Third Parties (“Alternate Supply”) as it determines to be reasonably necessary or appropriate to avoid or remedy a Supply Disruption (including, without limitation, such period(s) or quantities of supply to which Rani has to reasonably commit in order to obtain supply from such Third Parties with respect to a Supply Disruption). If, as of the time Celltrion has remedied a Supply Disruption (and no further Supply Disruption is foreseeable), Rani will use reasonable efforts to transition back to use of Celltrion supply of DP and/or DS hereunder if and when reasonably practicable, provided that it would not unduly interfere with Rani’s continued development, manufacture or commercialization of Product as determined by Rani in its reasonable judgment. Celltrion will reimburse Rani for the difference between the costs of obtaining Alternate Supply and the cost of obtaining such supply from Celltrion, as well as costs associated with mitigation activities with respect to a Supply Disruption hereunder (and Rani may offset such costs against any amounts owed to Celltrion hereunder), in addition to any other remedies available at law or in equity.
7.
Payment
7.1.
Supply Price. Rani will pay Celltrion for the supply of Drug Product and/or Drug Substance as set forth in the Supply Price Schedule attached to this Agreement as Appendix B.
7.2.
Reimbursement. Any reimbursement for FTE time expressly contemplated under this Agreement will be billed on an hourly basis, multiplying the number of reimbursable hours worked times the FTE Rate. Any reimbursement of out-of-pocket costs expressly contemplated under this Agreement will be billed at cost, with no mark-up. The Party to be reimbursed will include appropriate documentation for reimbursable costs, in such detail reasonably agreed by the Parties, with any invoice submitted therefor.
7.3.
Invoices. Upon delivery of supply of Drug Product and/or Drug Substance in accordance with the terms of this Agreement, Celltrion will invoice Rani the applicable supply price for Drug Product and/or Drug Substance delivered. For any other amounts that are payable or reimbursable hereunder, the applicable Party will invoice the other Party for the amount of such payment or reimbursement. The invoicing Party will itemize in the invoice, and include with the invoice, copies of appropriate documentation for any

CONFIDENTIAL	Page 11

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

reimbursable costs incurred. All undisputed invoices will be payable within [*] days of receipt. All invoices will be in U.S. Dollars. Each Party will provide the other Party promptly upon request with any reasonably requested information related to withholding taxes or otherwise reasonably required to process payment.
7.4.
Payment Method. All payments made hereunder between the Parties will be made in U.S. Dollars. Each Party will pay all sums due hereunder by check, wire transfer, or electronic funds transfer (EFT) in immediately available funds. Each Party will promptly notify the other Party of the appropriate account information to facilitate any such payments. All amounts payable under this Agreement will be paid in full (subject to Section 7.8 (Withholding)).
7.5.
Currency Conversion. With respect to each calendar quarter, for countries other than the United States, whenever conversion of payments from any foreign currency is required, such conversion will be made at the average rate of exchange for the currency of the applicable country during the calendar quarter to which such payments relate, as reported in Bloomberg Professional, a service of Bloomberg L.P., or in the event Bloomberg Professional is not available then The Wall Street Journal.
7.6.
Audits. Each Party will keep complete and accurate records pertaining to its activities hereunder for which the other Party is obligated to pay or reimburse such Party, in sufficient detail to permit the paying Party to reasonably confirm the accuracy of all payments due hereunder and such records will be open (in such form as may be available or reasonably requested by a certified public accountant in accordance with this Section 7.6 (Audits)) to inspection for [*] following the end of the period to which they pertain. Each Party will have the right, at its own expense, to have an independent, certified public accountant, selected by it review such records of the other Party upon reasonable notice and during regular business hours and under reasonable obligations of confidentiality. The report of such accountant will be made available to both Parties simultaneously, promptly upon its completion; provided, however, that the Party being audited will have the right to review and comment on the final draft version of the report prior to it being finalized. Each Party’s audit rights with respect to any calendar year shall expire [*] after the end of such year and the books and records for any particular calendar year will only be subject to [*] audit. If the inspection leads to the discovery of a discrepancy to the auditing Party’s detriment, then the other Party will pay to the auditing Party the amount of the discrepancy. If the inspection leads to the discovery of a discrepancy to the detriment of the Party being audited, then the auditing Party will pay to the Party being audited the amount of the discrepancy. The auditing Party will pay the full cost of the inspection unless the discrepancy is to the detriment of the auditing Party and is greater than [*] of the amount actually paid for the audited period, in which case the Party being audited will pay the cost of such inspection.
7.7.
Taxes. All Taxes levied on account of a payment made by one Party to the other Party pursuant to this Agreement may be subject to the withholding and remittance provisions of Section 7.8 (Withholding).
7.8.
Withholding. In the event that Law requires one Party to pay or withhold Taxes with respect to any payment to be made by the Party pursuant to this Agreement, the Party will notify the other Party in writing of such payment or withholding requirements prior to making the payment to the other Party and provide such assistance to the other Party, including the provision of such documentation as may be required by a tax authority, as may be reasonably necessary in the other Party’s efforts to claim an exemption from or reduction of such Taxes. The paying Party will, in accordance with Law, withhold Taxes from the amount due, remit such Taxes to the appropriate tax authority, and furnish the other Party with proof of payment of such Taxes promptly following obtaining the relevant payment certificate. If Taxes are paid to a tax authority, the paying Party will provide such assistance to the other Party as is reasonably required to obtain a refund of Taxes withheld, or obtain a credit with respect to Taxes paid.
7.9.
Late Payment. Any payments or portions thereof due hereunder which are not paid when due will bear interest at the Contract Interest Rate calculated on the number of days such payment is delinquent. This Section 7.9 (Late Payment) will in no way limit any other remedies available to either Party.
7.10.
Appropriate Compensation. In addition to the ROFN and other non-financial consideration granted by Rani to Celltrion under this Agreement, the Parties agree that the payments for supply of Drug Product and/or

CONFIDENTIAL	Page 12

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

Drug Substance represent the mechanism and overall monetary value agreed by the Parties for compensating Celltrion for the rights and license granted hereunder and the supply of Drug Product and/or Drug Substance.
7.11.
Sublicense Payments. Celltrion will be responsible for any Third-Party license payments, milestones and royalties owed with respect to the manufacture, use, supply, or sale of Drug Product and/or Drug Substance under this Agreement in connection with Product, with respect to intellectual property that: (a) is licensed by Celltrion prior to or as of the Effective Date or (b) is licensed or acquired by Celltrion after the Effective Date without Rani’s prior written agreement.
7.12.
No Additions or Deductions. Except as expressly set forth in this Agreement, neither Party will have the right to add any additional charges to, or make any deductions from, amounts otherwise payable pursuant to this Agreement on account of any royalty or other amount payable by such Party to any Third Party.
8.
Intellectual Property
8.1.
Program Inventions.
8.1.1.
Ownership. Celltrion will own Program Inventions solely related and limited to the Drug (but no other composition or subject matter including ustekinumab or biosimilars thereto or other IL-12/IL-23 molecules, other than Drug), including without limitation the composition, formulation (except as noted below), manufacture or use of Drug. Rani will own all other Program Inventions, including Program Inventions that relate to the formulation of molecules for use in Rani Oral Delivery Technology, including without limitation microtablet formulations of Drug, and oral dosing regimens.
8.1.2.
License. Rani grants to Celltrion a perpetual, exclusive, royalty-free, worldwide right and license, with the right to sublicense, under Program Inventions solely to [*]
8.2.
Cooperation. Each Party will promptly notify the other upon becoming aware (a) of any suspected or threatened material infringement of any Licensed IP, or (b) of any claim that Rani’s, or its Affiliates’ or sublicensees’, exercise of the rights granted under the Licensed IP hereunder infringes any rights or Patents of a Third Party.
8.3.
Patent and IP Handling. Each Party, at its sole cost, will have the sole right, but not the obligation, to (a) handle preparation, filing, prosecution, maintenance and defense (including responses to patent office communications, any office actions, oppositions, interferences and challenges (whether before a patent authority or judicial body) of its Patent rights and other intellectual property rights, (b) enforce its patent rights and other intellectual property rights against any actual, alleged or threatened infringement or misappropriation by Third Parties (including without limitation the handling of oppositions, and (c) settle any such matters in its sole discretion, subject to its obligations, and the licenses and rights granted, under this Agreement.
8.4.
Defense and Settlement of Third-Party Claims. If a Third Party asserts against a Party (or its Affiliates) that a Patent right or other right owned by the Third Party is infringed by the manufacture, use, sale, offer for sale, importation or exploitation of Product in the course of a Party or its Affiliate performing its rights and obligations under this Agreement, such Party will promptly notify the other Party and will have the sole right to defend itself against such claims. Upon request of the named Party, the other Party will reasonably cooperate with the named Party with respect to the defense of such claims, and the named Party will reimburse the other Party any reasonable, documented, out-of-pocket costs incurred in connection therewith.
8.5.
Program Data. Rani will own all data and know-how generated in the performance of the Agreement (“Program Data”). Rani will provide to Celltrion, and grants to Celltrion a right to use, Program Data applicable to Drug as set forth in Section 4.4 (Safety Matters).

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Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

9.
Confidentiality and Publications
9.1.
Confidentiality; Exceptions. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the Parties agree that, during the Term and for [*] years thereafter, the receiving Party will keep confidential and will not publish or otherwise disclose or use for any purpose other than as provided for in this Agreement any confidential and proprietary information and materials furnished to it by the other Party pursuant to this Agreement (collectively, “Confidential Information”). For clarity, Confidential Information of a Party will include all information and materials disclosed by such Party or its designee that (a) is marked as “Confidential,” “Proprietary” or with similar designation at the time of disclosure or (b) by its nature can reasonably be expected to be considered Confidential Information. Information disclosed orally shall not be required to be identified as Confidential Information to be considered Confidential Information. Notwithstanding the foregoing, Confidential Information will not include any information to the extent that it can be established by written documentation by the receiving Party that such information:
9.1.1.
was already known to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established), at the time of disclosure;
9.1.2.
was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;
9.1.3.
became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;
9.1.4.
was independently developed by the receiving Party (without reference to or use of Confidential Information of the other Party) as demonstrated by documented evidence prepared contemporaneously with such independent development; or
9.1.5.
was disclosed to the receiving Party, other than under an obligation of confidentiality (except to the extent such obligation has expired or an exception is applicable under the relevant agreement pursuant to which such obligation was established) by a Third Party who had no obligation to the disclosing Party not to disclose such information to others.
9.2.
Authorized Disclosure. Except as expressly provided otherwise in this Agreement, each Party may use and disclose Confidential Information of the other Party solely as follows: (a) under appropriate confidentiality provisions substantially equivalent to those in this Agreement: (i) in connection with the performance of its obligations or as reasonably necessary or useful in the exercise of its rights under this Agreement, including without limitation the right to sublicense, and (ii) to the extent such disclosure is reasonably necessary or useful in conducting development, manufacturing, regulatory activities or commercialization under this Agreement; (b) to the extent such disclosure is to a Governmental Authority as reasonably necessary in filing or prosecuting patent, copyright and trademark applications in accordance with such Party’s rights under this Agreement, prosecuting or defending litigation in accordance with this Agreement, complying with applicable governmental regulations with respect to performance under this Agreement, filing Regulatory Filings, obtaining Regulatory Approval or fulfilling post-approval regulatory obligations for the Product, or otherwise required by Law; provided, however, that if a Party is required by Law or the rules of any securities exchange or automated quotation system to make any such disclosure of the other Party’s Confidential Information it will, except where impracticable for necessary disclosures (for example, in the event of medical emergency), give reasonable advance notice to the other Party of such disclosure requirement and, in the case of each of the foregoing, will use its reasonable efforts to secure confidential treatment of such Confidential Information required to be disclosed; (c) to advisors (including lawyers and accountants), potential investors, lenders and acquirors, on a need to know basis, in each case under appropriate confidentiality provisions or professional standards of confidentiality substantially equivalent to those of this Agreement; or (d) to the extent mutually agreed to by the Parties.

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Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

9.3.
Terms and Conditions Confidential. Neither Party will disclose the terms and conditions of this Agreement except as may be required by Law. Notwithstanding the foregoing, if a Party is required by Law or the rules of any securities exchange or automated quotation system to make any such disclosure of this Agreement, it will, except where impracticable for necessary disclosures, give reasonable advance notice to the other Party of such disclosure requirement and the Parties will consult with one another concerning which terms of this Agreement will be requested to be redacted in any public disclosure of the Agreement, and in any event each Party will seek reasonable confidential treatment for any public disclosure by any such Governmental Authority. Each Party will have the right to disclose this Agreement to potenial acquirors, investors or lenders of such Party, as a part of their due diligence investigations, provided that such potential acquirors, investors or lenders have agreed in writing to keep the terms of this Agreement confidential and to use such confidential information solely for the purpose permitted pursuant to this Section 9.3 (Terms and Conditions Confidential). Each Party will have the right to issue press releases in regards to this Agreement with the prior written agreement of the other Party or as required to comply with any Law or by the rules of any stock exchange or automated quotation system (in the case of such required disclosure, by providing reasonable advance notice to the other Party and reasonably considering comments provided by such other Party). Notwithstanding the foregoing, the Parties will agree upon an initial press release to announce the execution of this Agreement in the form attached hereto as Appendix A: Press Release Schedule; thereafter, each Party may each disclose to Third Parties the information contained in such press release without the need for further approval by the other Party.
9.4.
Prior Agreement. This Agreement supersedes the Confidential Disclosure Agreement between the Parties dated [*] (the “Prior Agreement”) with respect to information disclosed thereunder relating to Product or a potential business transaction related thereto. All such confidential information exchanged between the Parties under the Prior Agreement will be deemed Confidential Information of the disclosing Party and will be subject to the terms of this Agreement.
9.5.
Data; Publications and Presentations. Rani will own all data related to the research, development, manufacture, regulatory activities and commercialization of Product conducted by Rani hereunder (“Rani Data”). Rani will have the right to publish and present publicly (e.g., at meetings of healthcare professionals, conferences, symposia) Rani Data, provided however, that Rani will not disclose any Confidential Information of Celltrion, including Celltrion Confidential Information related to Drug, without Celltrion’s prior written approval, which it shall not unreasonably withhold. If Celltrion reasonably requests to publish and present publicly (e.g., at meetings of healthcare professionals, conferences, symposia) Rani Data, Rani will consider such request in good faith (it being understood that Rani will have priority in publishing data related to Product, and that it is reasonable for Rani to withhold consent in order to preserve an opportunity to seek protection for intellectual property, to protect business-sensitive information, or to preserve Rani’s publication strategy). Rani will have a right to review in advance and prior to granting its consent, any publication of Rani Data proposed by Celltrion, and may require removal of Rani Confidential Information from any such publication.
9.6.
Attorney-Client Privilege. Neither Party is waiving, nor shall be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing information pursuant to this Agreement, or any of its Confidential Information (including Confidential Information related to pending or threatened litigation) to the receiving Party, regardless of whether the disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections.
10.
Representations, Warranties and Covenants
10.1.
Mutual Representations and Warranties. Each of the Parties hereby represents and warrants as of the Effective Date as follows:
10.1.1.
It is duly organized and validly existing under the Laws of its jurisdiction of organization and it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement;

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Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

10.1.2.
This Agreement is a legal and valid obligation binding upon such Party and enforceable in accordance with its terms; the execution, delivery and performance of the Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, by which it is bound, nor violate any Law;
10.1.3.
To its knowledge, no government authorization, consent, approval, license, exemption of or filing or registration with any court or Governmental Authority, under Law, is or will be necessary for, or in connection with, the entering into of this Agreement or the transaction contemplated by this Agreement, or (except for regulatory approvals, licenses, clearances and the like necessary for the research, development, manufacture, sales or marketing of pharmaceutical products and except for any required filing with the U.S. Securities and Exchange Commission) for the performance by it of its obligations under this Agreement; and
10.1.4.
It has not granted any right to any Third Party relating to its respective intellectual property, Drug Product, Drug Substance or Product which conflicts with the rights granted to the other Party hereunder.
10.2.
Celltrion Representations and Warranties. Celltrion hereby represents that, as of the Effective Date:
10.2.1.
Celltrion owns or otherwise Controls all of the rights, title and interest in and to the Licensed IP and Licensed Information and has the right to grant to Rani the rights therein purported to be granted to Rani under this Agreement;
10.2.2.
Celltrion has developed the cell line and manufacturing process for Drug Product and Drug Substance in compliance with all applicable Laws and owns or Controls the right to use such cell line and manufacturing process for Drug Product and Drug Substance and to supply and sell such Drug Product and Drug Substance to Rani as contemplated by this Agreement;
10.2.3.
In developing the cell line and manufacturing process for Drug Product and Drug Substance and in generating the Licensed Information, Celltrion has not used any employee or permitted subcontractor who is or has been debarred by any regulatory authority or is or has been the subject of debarment proceedings by any regulatory authority, or any person whose name appears on, or is associated with any name or entity on, the U.S. government’s U.S. Department of Commerce Entity List and Denied Persons List, the U.S. Department of Treasury Specially Designated National and Blocked Persons List or the U.S. Department of State Debarred Parties List (these lists are available at http://www.bis.doc.gov/complianceandenforcement/listocheck.htm;
10.2.4.
Celltrion warrants that Drug Product and Drug Substance supplied to Rani hereunder will be manufactured in accordance with applicable U.S. Laws (including cGMP) and the Quality Agreement and will, upon delivery, conform to the applicable Specifications for Drug Product or Drug Substance, as applicable, in effect at the time the Drug Product or Drug Substance is delivered to Rani hereunder;
10.2.5.
Celltrion has not received any communication from any Third Party asserting or alleging that the development, manufacture, use or sale of Drug Product, Drug Substance or Drug misappropriates or infringes the rights of such Third Party; and
10.2.6.
Celltion has not received any communication that a Governmental Authority has initiated, or intends to initiate, any investigation or action to withdraw any Regulatory Filing or Regulatory Approval with respect to the development, manufacture or commercialization of Drug Product, Drug Substance or Drug.
10.3.
Rani Representations and Warranties. Rani hereby represents that, as of the Effective Date:

CONFIDENTIAL	Page 16

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

10.3.1.
Rani owns or otherwise Controls all of the rights, title and interest in and to the Rani Oral Delivery Technology and has the right to grant to Celltrion the rights therein purported to be granted to Celltrion under this Agreement;
10.3.2.
In developing Rani Oral Delivery Technology, Rani has not used any employee or permitted subcontractor who is or has been debarred by any regulatory authority or is or has been the subject of debarment proceedings by any regulatory authority, or any person whose name appears on, or is associated with any name or entity on, the U.S. government’s U.S. Department of Commerce Entity List and Denied Persons List, the U.S. Department of Treasury Specially Designated National and Blocked Persons List or the U.S. Department of State Debarred Parties List (these lists are available at http://www.bis.doc.gov/complianceandenforcement/listocheck.htm; and
10.3.3.
Rani has not received any communication from any Third Party asserting or alleging that the development, manufacture, use or sale of Product misappropriates or infringes the rights of such Third Party.
10.4.
Disclaimer of Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE 10 (REPRESENTATIONS, WARRANTIES AND COVENANTS), RANI AND CELLTRION EXPRESSLY DISCLAIM ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THIS AGREEMENT, INCLUDING ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OR NONINFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS.
10.5.
Mutual Covenants. Each of the Parties hereby covenants to the other Party as follows:
10.5.1.
It will carry out its activities hereunder in compliance with Law; and
10.5.2.
It will not grant to any Third Party any right that conflicts with the rights granted to the other Party hereunder.
10.6.
Celltrion Covenants. Celltrion hereby covenants to Rani as follows:
10.6.1.
Celltrion has and will maintain all necessary government permits, including without limitation, health and safety and environmental permits necessary for the conduct of the actions it undertakes pursuant to its manufacturing and supply obligations hereunder;
10.6.2.
All data and information relating to Drug Product and/or Drug Substance to which Celltrion grants Rani a letter of authorization or right of reference, and Licensed Information provided by Celltrion to Rani hereunder, will be accurate and complete in all material respects when granted or provided;
10.6.3.
Celltrion will keep in effect and maintain all Regulatory Filings and Regulatory Approvals to which it grants Rani a letter of authorization or right of reference hereunder;
10.6.4.
Celltrion will not use in the performance of this Agreement any employee or permitted subcontractor who is or has been debarred by any regulatory authority or is or has been the subject of debarment proceedings by any regulatory authority, or any person whose name appears on, or is associated with any name or entity on, the U.S. government’s U.S. Department of Commerce Entity List and Denied Persons List, the U.S. Department of Treasury Specially Designated National and Blocked Persons List or the U.S. Department of State Debarred Parties List (these lists are available at http://www.bis.doc.gov/complianceandenforcement/listocheck.htm); and
10.6.5.
Celltrion (and, if applicable, its owners, officers, directors, employees and agents) have not and will not pay, give, offer or promise to pay or give, or authorize the payment, directly or indirectly, of any money or anything of value to any government official or employee (including employees of state-owned institutions), for the purpose of (a) influencing any act or decision of such official or of such government, (b) inducing that person to do or omit doing any act in violation of his or her lawful duty, (c) securing an improper advantage, or (d) influencing such official to use his influence with

CONFIDENTIAL	Page 17

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

the government to effect or influence the decision of such government, in order to assist Celltrion and/or Rani in obtaining or retaining business for or with or directing business to any person.
10.7.
Rani Covenants. Rani hereby covenants to Celltrion as follows:
10.7.1.
Rani has and will maintain all necessary government permits, including without limitation, health and safety and environmental permits necessary for the conduct of the actions it undertakes pursuant to its rights obligations hereunder;
10.7.2.
All data and information relating to Product provided by Rani to Celltrion hereunder will be accurate and complete in all material respects when provided;
10.7.3.
Rani will not use in the performance of this Agreement any employee or permitted subcontractor who is or has been debarred by any regulatory authority or is or has been the subject of debarment proceedings by any regulatory authority, or any person whose name appears on, or is associated with any name or entity on, the U.S. government’s U.S. Department of Commerce Entity List and Denied Persons List, the U.S. Department of Treasury Specially Designated National and Blocked Persons List or the U.S. Department of State Debarred Parties List (these lists are available at http://www.bis.doc.gov/complianceandenforcement/listocheck.htm); and
10.7.4.
Rani (and, if applicable, its owners, officers, directors, employees and agents) has not and will not pay, give, offer or promise to pay or give, or authorize the payment, directly or indirectly, of any money or anything of value to any government official or employee (including employees of state-owned institutions), for the purpose of (a) influencing any act or decision of such official or of such government, (b) inducing that person to do or omit doing any act in violation of his or her lawful duty, (c) securing an improper advantage, or (d) influencing such official to use his influence with the government to effect or influence the decision of such government, in order to assist Celltrion and/or Rani in obtaining or retaining business for or with or directing business to any person.
11.
Limitations of Liability; Insurance
11.1.
Limitations of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY OR OTHERWISE), EVEN IF SUCH PARTY WAS ADVISED OR OTHERWISE AWARE OF THE LIKELIHOOD OF SUCH DAMAGES. The limitations set forth in this Section 11.1 (Limitations of Liability) will not apply with respect to (a) either Party’s indemnification obligations under Article 12 (Indemnification), (b) 9.1 (Confidentiality; Exceptions) or 9.2 (Authorized Disclosure), or (c) gross negligence or willful misconduct of a Party.
11.2.
Insurance. During the Term and for [*] years thereafter each Party will obtain and maintain insurance adequate to cover its obligations and activities hereunder with reputable and financially secure insurance carriers in a form and at levels as customary for a company of its size in the pharmaceutical industry (or reasonable self-insurance sufficient to provide materially the same level and type of protection).
12.
Indemnification
12.1.
Indemnity.
12.1.1.
Subject to the remainder of this Article 12 (Indemnification) Rani will defend, indemnify, and hold harmless Celltrion, its Affiliates, and their respective directors, officers, employees and agents (solely to the extent acting within their agency) (collectively, “Celltrion Indemnitees”), at Rani’s cost and expense, from and against any and all liabilities, losses, costs, damages, fees or expenses (collectively, “Losses”) (including reasonable legal expenses and attorneys’ fees incurred by any

CONFIDENTIAL	Page 18

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

Celltrion Indemnitees until such time as Rani has acknowledged and assumed its indemnification obligation hereunder with respect to the applicable Claim) arising out of any claim, action, lawsuit, or other proceeding (collectively, “Claims”) brought against any Celltrion Indemnitee by a Third Party to the extent such Losses result from (a) the negligence or willful misconduct of Rani, its Affiliates or agents in performing under this Agreement, (b) a breach by Rani of this Agreement, including any failure of Rani’s representations or warranties in Section 10.1 (Mutual Representations and Warranties) and Section 10.3 (Rani Representations and Warranties) to be true, or (c) Rani’s, its Affiliate’s or its licensee’s development, manufacture or commercialization of the Product, including product liability related to Product except to the extent related to Drug Product and/or Drug Substance manufacturing defects; but in each case above excluding such Losses to the extent they arise from (a), (b) or (c) of Section 12.1.2 below.
12.1.2.
Subject to the remainder of this Article 12 (Indemnification), Celltrion will defend, indemnify, and hold harmless Rani, its Affiliates, and their respective directors, officers, employees and agents (solely to the extent acting within their agency) (collectively, “Rani Indemnitees”), at Celltrion’s cost and expense, from and against any and all Losses (including reasonable legal expenses and attorneys’ fees incurred by any Rani Indemnitees until such time as Celltrion has acknowledged and assumed its indemnification obligation hereunder with respect to the applicable Claim) arising out of any Claim brought against any Rani Indemnitee by a Third Party to the extent such Losses result from (a) the negligence or willful misconduct of Celltrion, or its Affiliates or agents in performing under this Agreement, (b) a breach by Celltrion of this Agreement, including any failure of Celltrion’s representations or warranties in Section 10.1 (Mutual Representations and Warranties) and 10.2 (Celltrion Representations and Warranties) to be true, or (c) Celltrion’s, its Affiliate’s or its licensee’s development, manufacture or commercialization of Drug or manufacturing defects with respect to Drug Product and/or Drug Substance; but in each case above excluding such Losses to the extent they arise from (a), (b) or (c) of Section 12.1.1 above.
12.2.
Claim for Indemnification. A Rani Indemnitee or a Celltrion Indemnitee (the “Indemnified Party”) seeking indemnification under this Article 12 (Indemnification) will promptly notify the other Party (the “Indemnifying Party”) of the Claim or Loss and, when known, the facts constituting the basis for the Claim; provided, however, that the failure by an Indemnified Party to give such notice or to otherwise meet its obligations under this Section 12.2 (Claim for Indemnification) will not relieve the Indemnifying Party of its indemnification obligation under this Agreement except to the extent that the Indemnifying Party is actually prejudiced as a result of such failure. Except as set forth below in this Section, the Indemnifying Party will have exclusive control of the defense and settlement of all Claims for which it is responsible for indemnification and will promptly assume defense thereof at its own expense. The Indemnified Party may, at its own expense, participate in the defense of a Claim with counsel of its own choosing. The Indemnified Party will not settle or compromise such Claim for which it is entitled to indemnification without the prior written consent of the Indemnifying Party, unless the Indemnifying Party is in breach of its obligation to defend hereunder. In no event will the Indemnifying Party settle any Claim without the prior written consent of the other Party if such settlement does not include a complete release from liability on such Claim or if such settlement would involve undertaking an obligation other than the payment of money, would bind or impair the other Party, or includes any admission of wrongdoing or that any intellectual property or proprietary right of the other Party is invalid or unenforceable. The Indemnified Party will reasonably cooperate with the Indemnifying Party at the Indemnifying Party's expense.
13.
Term and Termination
13.1.
Term. This Agreement will come into effect as of the Effective Date and remain in effect until terminated in accordance with this Article 13 (Term and Termination).
13.2.
Termination. This Agreement may be terminated as follows:
13.2.1.
Mutual Agreement. The Parties may terminate the Agreement at any time upon mutual agreement.

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Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

13.2.2.
Termination for Convenience. Rani will have the right to terminate this Agreement at any time (a) prior to [*], upon [*] days’ prior written notice to Celltrion, and (b) after [*], upon [*] days’ prior written notice to Celltrion. Notwithstanding the foregoing in this Section 13.2.2 (Termination for Convenience), prior to completing a Phase 1 Trial with Product, Rani may [*] Termination for convenience under this Section 13.2.2 shall not terminate automatically any definitive agreement entered into between the Parties following exercise of the ROFN (as set forth in Section 5 (Right of First Negotiation)) and/or the Commercial Supply Agreement.
13.2.3.
Phase 1 Delay. Celltrion will have the right to terminate this Agreement if Rani fails to (a) Initiate a Phase 1 Trial with Product [*], or (b) deliver the Phase 1 Data to Celltrion [*], in each case commencing from delivery of the full amount of Initial Supply to Rani that complies with the terms of this Agreement. For clarity, if such Phase 1 Trial has multiple parts (e.g., a part 2 repeat-dose portion), then for purposes of the preceding sentence the Phase 1 Data shall mean solely the data related to the single-dose or single-ascending dose portion of such trial, as applicable. Such period will be extended for any delays caused by Celltrion, and if requested by Rani Celltrion will consider in good faith an extension if there are delays caused by matters outside the Parties’ reasonable control. If Rani intends to extend such period for any delay it believes is caused by Celltrion, it will promptly notify Celltrion so the Parties can confirm or dispute such proposed extension.
13.2.4.
Termination for Material Breach. If either Party believes that the other Party is in material breach of this Agreement, then such Party may deliver notice of such material breach (specifying the nature of the breach in reasonable detail) to the other Party. If the breaching Party (or its Affiliate) fails to cure such material breach within [*] days after the receipt of such notice (or [*] days with respect to any failure to pay amounts due hereunder), then the other Party will be permitted to terminate this Agreement by written notice; provided, however, if the breaching Party notifies the other Party within such [*] day period (or [*] day period with respect to failure to pay amounts due hereunder) that it disagrees in good faith with such asserted basis for termination, this Agreement will not terminate unless and until the matter has been finally resolved in accordance with Section 14.3 (Governing Law; Arbitration).
13.2.5.
Termination for Safety Concerns. If either Party has a serious concern about the safety of Drug Product, Drug Substance or Product, taking into consideration the balance of harm and benefit to patients, the Parties will seek to resolve such concern in good faith. If the Parties are not able to resolve the concern, either Party may raise the matter for discussion between senior executives of the Parties (or their designees), and the Parties will use reasonable efforts to cause their senior executives (or designees) to meet promptly to discuss such concern. If after such senior executives (or designees) meet, [*]
13.3.
Effect of Termination. In the event of any termination of this Agreement: (a) any liabilities previously accrued will survive; (b) the rights and licenses granted by one Party to the other Party hereunder will terminate, unless expressly stated to survive in Section 13.4 (Surviving Provisions); (c) each Party will return to the other Party or destroy all Confidential Information of the other Party (provided that, each Party is entitled to retain one (1) copy for archival and compliance purposes, and as required by applicable Law or regulatory requirement or as otherwise permitted by this Agreement); and (d) in the case of a termination for convenience under Section 13.2.2, Rani will pay Celltrion for any supply of DP and/or DS or in-process supply of DP and/or DS as of such time, which was manufactured in response to a Rani Order delivered prior to such notice of termination. Rani shall have the right to use any remaining inventory of DP and/or DS in its possession as of the termination date, subject to and in accordance with the terms of this Agreement, which shall survive termination with respect to such use.
13.4.
Surviving Provisions. In addition to any provisions herein that are expressly stated to survive termination, in the event of any termination of this Agreement the following provisions shall survive: Section 3.1(b) (License to Rani) and 3.2 (Licensed Information) solely with respect to Licensed Information incorporated, used or referenced in Rani Regulatory Filings, Regulatory Approvals, program materials or the program as

CONFIDENTIAL	Page 20

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

of the date of termination, 8.1.2 (License), Article 9 (Confidentiality and Publications), Article 11 (Limitations of Liability; Insurance); Article 12 (Indemnification); Article 13 (Term and Termination) and Article 14 (Miscellaneous).
14.
Miscellaneous
14.1.
Affiliates. Each Party will have the right to exercise its rights and perform its obligations hereunder through its Affiliates; provided that, such Party will be responsible for its Affiliates’ performance hereunder.
14.2.
Assignment. Neither Party may assign or otherwise transfer this Agreement without the prior written consent of the other Party; however, either Party may assign or transfer this Agreement to an Affiliate, or to a successor in connection with a merger, acquisition, or sale of substantially all its assets to which this Agreement relates. Any assignment not in accordance with this Agreement will be void ab initio. Subject to the foregoing, the rights and obligations of the Parties under this Agreement will be binding upon and inure to the benefit of the successors and permitted assigns of the Parties.
14.3.
Governing Law; Arbitration. This Agreement shall be governed by, and enforced and construed in accordance with, the laws of the State of Delaware without regard to its conflicts of law provisions, except as to any issue which depends upon the validity, scope or enforceability of any Patent, which issue will be determined in accordance with the laws of the country in which such patent was issued. In the event of any controversy or dispute arising out of or relating to any provision of this Agreement, the construction, validity or breach thereof, the Parties will try in good faith to settle the same amicably between themselves. If they fail to reach a resolution amicably within thirty (30) days after giving notice of the dispute to the other Party, such controversy or dispute will be exclusively and finally settled by arbitration. Such arbitration will be held in [*] under the rules of the International Chamber of Commerce. The award of arbitration shall be final and binding upon both parties. The official language of the arbitration shall be English. The arbitration shall be decided by three (3) arbitrators. The arbitrators shall not have the power to grant any award or remedy other than such awards or remedies that are available under the applicable law. Notwithstanding the foregoing, each Party understands and agrees that a Party will be entitled to seek injunctive and/or equitable relief and enforcement of any arbitration award from the applicable courts in any appropriate jurisdiction. The Parties agree that a final judgment in any such matter will be conclusive and may be enforced in other jurisdictions by suits on the judgment or in any other manner provided by law. Any proceeding brought by either Party under this Agreement will be exclusively conducted in the English language. The United Nations Convention for the International Sale of Goods will not apply to the transactions contemplated herein.
14.4.
Construction. The Parties each acknowledge that they have had the advice of counsel with respect to this Agreement, that this Agreement has been jointly drafted, and that no rule of strict construction shall be applied in the interpretation hereof. Headings and captions are for convenience only and are not to be used in the interpretation of this Agreement. The words “include”, “includes” and “including” will be deemed to be followed by the phrase “without limitation”. The words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof. All references herein to Articles, Sections, Schedules or Exhibits, unless otherwise specifically provided, will be construed to refer to Articles, Sections, Schedules or Exhibits of this Agreement. This Agreement has been executed in English, and the English version of this Agreement shall control. Unless otherwise agreed by the Parties, all information shared under this Agreement will be disclosed in the English language.
14.5.
Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument. This Agreement may be executed by electronic signatures (e.g., using DocuSign) or signatures transmitted by electronic means (e.g., facsimile, email, pdf format), each of which shall be deemed a valid and enforceable signature and means of delivery.

CONFIDENTIAL	Page 21

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

14.6.
Entire Agreement. This Agreement, including any attached Appendices, Schedules and Exhibits, constitutes the entire agreement between the Parties as to the subject matter of this Agreement, and supersedes and merges all prior negotiations, representations, agreements and understandings regarding the same.
14.7.
Force Majeure. Neither Party shall be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to causes beyond its reasonable control, including acts of God, fires, floods, earthquakes, labor strikes, acts of war, terrorism or civil unrest (“Force Majeure”); provided, however, that the affected Party promptly notifies the other Party in writing (and continues to provide monthly status updates to the other Party for the duration of the effect); and further provided that the affected Party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance with reasonable dispatch whenever such causes are removed.
14.8.
Further Assurances. Each Party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other Party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm its rights hereunder.
14.9.
No Set-Off. No Party shall have the right to deduct from amounts otherwise payable hereunder any amounts payable to such Party (or its Affiliates) from the other Party (or its Affiliates).
14.10.
Notices. Any notice required or permitted to be given by this Agreement shall be in writing, in English, and shall be delivered by hand or overnight courier with tracking capabilities or mailed postage prepaid by registered or certified mail addressed as set forth below unless changed by notice so given:

If to Celltrion:

Celltrion, Inc.
19F, IBS Building, 263, Central-ro

Yeonsu-gu, Incheon 22006

Republic of Korea

Attention: Business alliance team leader

Telephone: [*]

If to Rani:

Rani Therapeutics, LLC
2051 Ringwood Ave.

San Jose, CA 95131

USA

Attention: General Counsel

Telephone: [*]

Any such notice shall be deemed given on the date delivered. A Party may add, delete (so long as at least one person is remaining), or change the person or address to which notices should be sent at any time upon written notice delivered to the other Party in accordance with this Section 14.10 (Notices).

14.11.
Relationship of the Parties. Each Party is an independent contractor under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute Rani and Celltrion as partners, agents or joint venturers. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any Third Party.

CONFIDENTIAL	Page 22

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

14.12.
Severability. If any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall negotiate in good faith to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.
14.13.
Third-Party Beneficiaries. Except as expressly provided with respect to Celltrion Indemnitees or Rani Indemnities in Article 12 (Indemnification), there are no third-party beneficiaries intended hereunder and no Third Party shall have any right or obligation hereunder.
14.14.
Waivers and Modifications. The failure of any Party to insist on the performance of any obligation hereunder shall not be deemed to be a waiver of such obligation. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any other occasion. No waiver, modification, release or amendment of any right or obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by all Parties hereto.

*********

(Signature page follows)

CONFIDENTIAL	Page 23

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

IN WITNESS WHEREOF, the Parties have executed this License and Supply Agreement as of the Effective Date.

RANI THERAPEUTICS, LLC		CELLTRION, INC.

By:	/s/ Talat Imran	By:	/s/ Woo Sung Kee
Name:	Talat Imran	Name:	Woo Sung Kee
Title:	Chief Executive Officer	Title:	Chief Executive Officer

CONFIDENTIAL

Appendix A:

Press Release Schedule

CONFIDENTIAL

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

Appendix B:

Supply Price Schedule

[*]

CONFIDENTIAL

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].

Appendix C:

FTE Rate Schedule

[*]

CONFIDENTIAL

Portions of this exhibit have been omitted as the Registrant has determined that (i) the omitted information is not material and (ii) the omitted material is of the type that the Registrant treats as private or confidential. Omitted portions are indicated by [*].